                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
/X/  Definitive Proxy Statement                      Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                      FIRST VIRTUAL HOLDINGS INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                       FIRST VIRTUAL HOLDINGS INCORPORATED

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                                  TO BE HELD ON
                                  JUNE 20, 1997


TO THE STOCKHOLDERS OF FIRST VIRTUAL HOLDINGS INCORPORATED:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of First Virtual Holdings Incorporated, a Delaware corporation (the "Company"), will be held on Friday, June 20, 1997, at 10:00 a.m., Pacific Daylight Time at the Scripps Memorial Hospital in the Great Hall of The Schaetzel Center, 9890 Genessee Avenue, La Jolla, CA 92037 for the following purposes:

         1. To elect three Class I directors to serve for a three-year term expiring in 2000 or until their successors are elected and qualified.

         2. To ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 1997; and

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 21, 1997 are entitled to notice of, and to vote at, the meeting and any adjournment thereof.

All stockholders are cordially invited to attend the meeting in person.

                                                  Sincerely,

                                                  Philip H. Bane
                                                  Secretary

San Diego, California
April 30, 1997

STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY, AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY CANCEL THE PROXY AND VOTE IN PERSON AT THE MEETING.

                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 20, 1997


                 INFORMATION CONCERNING SOLICITATION AND VOTING


GENERAL

First Virtual Holdings Incorporated, a Delaware corporation ("First Virtual" or the "Company"), will hold its Annual Meeting of Stockholders (the "Annual Meeting") on Friday, June 20, 1997, at 10:00 A.M., or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Scripps Memorial Hospital, in the Great Hall of The Schaetzel Center, 9890 Genessee Avenue, La Jolla, CA 92037.

This Proxy Statement and form of proxy were first sent to stockholders on or about May 19, 1997, together with the Company's 1996 Annual Report on
Form 10-K.

The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by officers, directors and employees of the Company, as well as by brokerage firms, personally or by telephone, electronic mail or facsimile.

RECORD DATE AND OUTSTANDING SHARES

Stockholders of record at the close of business on April 21, 1997 (the "Record Date") are entitled to notice of and to vote at the meeting.

At the Record Date, 8,796,062 shares of the Company's Common Stock, $0.001 par value, were issued and outstanding. The only persons known by the Company to be beneficial owners of more than 5% of the Company's Common Stock as of the Record Date were First USA Merchant Services, Inc., ("First USA Merchant Services"), Next Century Communications Corp. ("NCCC"), Bear, Stearns & Co., Inc., Lee H. Stein, June Stein, Tawfiq N. Khoury and Jon M. Rubin.

REVOCABILITY OF PROXIES

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 31, 1997, for (i) each of the Company's directors, (ii) each person who is known by the Company to beneficially own more than 5% of the Company's Common Stock, (iii) the officers named in the Summary Compensation Table in the section entitled "Executive Compensation" below (the "Named Executive Officers") and (iv) all directors and executive officers as a group.

                                                                               PERCENTAGE OF
                                                                                      SHARES
BENEFICIAL OWNER                                       NUMBER OF SHARES(1)   OUTSTANDING (1)
First USA Merchant Services, Inc.(2)                             2,576,951             25.5%
         1601 Elm Street
         Dallas, Texas 75201
Lee H. Stein(3)                                                  2,007,500             18.7%
         11975 El Camino Real, Suite 200
         San Diego, California 92130-2542
Tawfiq N. Khoury(4)                                              1,355,000             13.2%
         2505 Congress Street, Suite 200
         San Diego, California 92110
Next Century Communications Corp.(5)                             1,035,000             10.1%
         1400 Key Boulevard, First Floor
         Arlington, Virginia 22209
Bear, Stearns & Co., Inc.(6)                                       534,934              5.3%
         245 Park Ave.
         New York, NY 10017
Nathaniel S. Borenstein(7)                                         253,154              2.4%
Marshall T. Rose(8)                                                254,425              2.5%
Michael D. Schauer(9)                                               50,000               *
John M. Stachowiak                                                       0                0
Robert S. Epstein(10)                                              351,772              3.5%
Scott A. Loftesness(11)                                            225,194              2.2%
John A. McKinley, Jr.(12)                                          316,111              3.1%
Pamela H. Patsley(13)                                            2,581,951             25.5%
Jon M. Rubin(14)                                                 1,380,000             13.3%
All directors & officers as a group (12 persons)(15)             4,288,142             38.1%

----------
(*) Less than 1%.

(1) Based on 10,124,068 shares of Common Stock outstanding as of March 31, 1997 (assuming the exercise of warrants to purchase 1,328,006 shares mentioned in footnote 2). Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to the Company's knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.

(2) Includes 1,328,006 shares issuable upon exercise of warrants exercisable in full within 60 days of March 31, 1997 at an exercise price of $0.01 per share. First USA Merchant Services, Inc. is a wholly-owned subsidiary of First USA Paymentech. Pamela H. Patsley, a director of First Virtual, is Chief Executive Officer and a director of First USA Paymentech.

(3) Includes 600,000 shares subject to options exercisable within 60 days of March 31, 1997 and 595,000 shares held by June L. Stein, Mr. Stein's spouse, for her own account. Also includes 60,000 shares held in trusts for the benefit of Mr.

Stein's children and 157,500 shares held by The Stein Company, Ltd. of which Stein & Stein Incorporated is the general partner. Mr. Stein and his spouse are the sole shareholders of Stein & Stein Incorporated.

(4) Includes 105,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 1997 and 312,500 shares held by the TNKRGK Family Trust dated 12/23/76, of which Mr. Khoury is a beneficiary. Also includes 937,500 shares held by three separate trusts, each being for the sole benefit of one of Mr. Khoury's three children. Mr. Khoury disclaims beneficial ownership of these shares.

(5) Includes 135,000 shares subject to options exercisable within 60 days of March 31, 1997. Excludes shares held by Jon M. Rubin, President of NCCC and a director of the Company.

(6) Based solely on information included in Bear, Stearns & Co., Inc.'s report on Form 13G dated March 25, 1997.

(7) Includes 250,404 shares issuable upon exercise of an option exercisable within 60 days of March 31, 1997.

(8) Includes 4,550 shares issuable upon exercise of an option exercisable within 60 days of March 31, 1997.

(9) Represents 50,000 shares issuable upon exercise of an option exercisable within 60 days of March 31, 1997.

(10) Includes 5,000 shares issuable upon exercise of an option exercisable within 60 days of March 31, 1997. Also includes 346,772 shares held by Sybase, Inc. ("Sybase"), as to which Dr. Epstein disclaims beneficial ownership. Dr. Epstein is Executive Vice President and a director of Sybase and may therefore be deemed to share voting and investment power with respect to such shares.

(11) Includes 5,000 shares issuable upon exercise of an option exercisable within 60 days of March 31, 1997. Also includes 220,194 shares held by First Data Corporation ("First Data"), as to which Mr. Loftesness disclaims beneficial ownership. Mr. Loftesness is Group Executive of First Data Merchant Systems, a subsidiary of First Data Corporation.

(12) Includes 5,000 shares issuable upon exercise of an option exercisable within 60 days of March 31, 1997. Also includes 277,778 shares held by GE Capital Corporation ("GE Capital"), and 33,333 shares issuable upon exercise of a warrant held by GE Capital, as to which Mr. McKinley disclaims beneficial ownership. Mr. McKinley serves as Chief Technology and Information Officer of GE Capital.

(13) Includes 5,000 shares issuable upon exercise of an option exercisable within 60 days of March 31, 1997. Also includes 2,576,951 shares held by First USA Merchant Services or issuable upon exercise of warrants held by First USA Merchant Services as to which Ms. Patsley disclaims beneficial ownership. Ms. Patsley is President and Chief Executive Officer of First USA Merchant Services and Chairman, President and Chief Executive Officer of First USA Paymentech, of which First USA Merchant Services is a wholly-owned subsidiary, and may therefore be deemed to share voting and investment power with respect to such shares.

(14) Includes 95,000 shares issuable upon exercise of an option exercisable within 60 days of March 31, 1997. Also includes 1,035,000 shares held by NCCC or issuable upon exercise of an option held by NCCC as to which Mr. Rubin disclaims beneficial ownership, except to the extent of his pecuniary interest therein. NCCC is a privately held corporation. Miles L. Rubin owns a majority of the voting securities of NCCC, and his address is 11201 Armour Drive, El Paso, Texas 79935. Jon M. Rubin owns approximately 12% of the voting securities of NCCC. Mr. Rubin is the President and a director of NCCC and may therefore be deemed to share voting and investment power with respect to its shares.

(15) Includes 1,129,017 shares subject to options exercisable within 60 days of March 31, 1997. Excludes shares held by First USA Merchant Services, Sybase, GE Capital, First Data and NCCC.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date.

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of Votes Cast with respect to a particular matter. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. However, because directors are elected by a plurality vote, abstentions in the election of directors have no import once a quorum exists. In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes may be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Broker non-votes with respect to proposals set forth in this Proxy Statement will therefore not be considered "Votes Cast" and, accordingly, will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular matter.

STOCKHOLDER PROPOSALS

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's next Annual Meeting of Stockholders must be received by the Company no later than January 19, 1998 in order to be considered for possible inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

NOMINATION OF CLASS I DIRECTORS

The Board of Directors is currently comprised of seven directors. The Directors are divided into three classes, each serving a three-year term. At the Annual Meeting, the stockholders will vote on the election of Class I directors. The Board of Directors has nominated Lee H. Stein, Pamela H. Patsley, and Scott A. Loftesness, to serve as Class I directors for three years and until their successors are elected. Each nominee presently serves as a director of the Company, with Lee H. Stein, serving as Chairman of the Board and CEO, and Pamela
H. Patsley serving on the Compensation Committee.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's three nominees named below. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the current Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. It is not expected that any nominee will be unable or will decline to serve as a director.

The names of the nominees, and certain information about them, are set forth below:

                                                                            Director
  Name of Nominee       Age                Principal Occupation               Since
  ---------------       ---                --------------------             --------
Lee H. Stein            43    Chairman of the Board, Chief Executive          1994
                              Officer of the Company.

Pamela H. Patsley       40    President, Chief Executive Officer and          1995
                              a director of First USA Paymentech,
                              Inc., a financial services company.

Scott A. Loftesness     49    Group Executive of First Data Merchant          1996
                              Systems, a financial systems management
                              services provider


MR. STEIN, a founder of the Company, has served as Chairman of the Board of the Company since January 1996 and as a director and Chief Executive Officer of the Company since March 1994. Since 1980, Mr. Stein has also been Chairman of Stein & Stein Incorporated, a firm which has provided advisory and management services to a selected clientele of high net worth and entertainment industry individuals, and which is the general partner of The Stein Company, Ltd., an investment partnership. Mr. Stein is a director of Scripps Foundation for Medicine and Science, a former director of the American Cancer Society and former chairman of Jack Murphy Stadium Authority, City of San Diego. Mr. Stein is a member of the bar of the State of California and of the Commonwealth of Pennsylvania.

MR. LOFTESNESS has served as a director of the Company since November 1996. Mr. Loftesness is Group Executive of First Data Merchant Systems group of First Data. First Data Merchant Systems is responsible for service management, product and systems development and systems and network operations for all of First Data's merchant payment processing activities. Prior to joining First Data in 1994, Mr. Loftesness held a series of payment systems, systems development and business development positions at Visa International from 1985 to 1989 and 1991 to 1994, Fidelity Investments from 1989 to 1991 and IBM from 1969 to 1985.

MS. PATSLEY has served as a director of the Company since December 1995. Ms. Patsley has been President, Chief Executive Officer and a director of First USA Paymentech since December 1995. She has also served as President and Chief Executive Officer of First USA Merchant Services, a wholly-owned subsidiary of First USA Paymentech, since December 1991, Executive Vice President and Manager since July 1990, and as Chairman of the Board of First USA Financial Services, Inc., a wholly-owned subsidiary of First USA Paymentech, since August 1994. Ms. Patsley has also served as Executive Vice President and Secretary of First USA, Inc. since July 1989. Ms. Patsley was Chief Financial Officer of First USA, Inc. and its predecessor from January 1987 to April 1994 and a Senior Vice President prior to such time. Ms. Patsley currently serves on the Delivery Systems Advisors' Committees of VISA USA, Inc. and VISA International, Inc. Ms. Patsley has also served as a director of First USA Bank since November 1993, and of Adolph Coors Company since November 1996.

MEETINGS AND COMMITTEES

During 1996, the Board of Directors held 14 meetings. The standard committees of the Board of Directors include an Audit Committee and a Compensation Committee. There is no nominating committee.

The Board of Directors performed the functions of an audit committee until October 16, 1996, when the Audit Committee was appointed. The Audit Committee held no meetings in fiscal 1996. The functions of the Audit Committee include recommending appointment of the Company's independent auditors to the Board of Directors and reviewing (i) the scope of the independent auditors' annual audit and their compensation, (ii) the general policies and procedures of the Company with respect to internal auditing, accounting and financial controls and (iii) any change in accounting principles, significant audit adjustments proposed by the auditors and any recommendations that the auditors may have with respect to policies and procedures. The Committee is composed of two directors, Messrs. Epstein and Khoury.

The Company's Compensation Committee was formed in January 1996 to review and approve the compensation and benefits for the Company's executive officers, administer the Company's stock option plans and employee stock purchase plan and make recommendations to the Board of Directors regarding such matters. The Compensation Committee held no meetings in fiscal 1996. The Compensation Committee monitors the nature and levels of compensation paid by the Company to all personnel including its executive personnel, and administers the Company's 1995 Stock Plan. The Committee is composed of three directors, Messrs. Rubin and Khoury, and Ms. Patsley.

During fiscal 1996 (or such portion of fiscal 1996 during which a director served as a member of the Board of Directors), no director attended fewer than 75% of the aggregate number of meetings of the Board of Directors held.

RECOMMENDATION

The Board of Directors recommends that stockholders vote for the Company's nominees for Class I Directors.

VOTE REQUIRED

The three nominees receiving the highest number of affirmative votes of the shares entitled to be voted for him or her shall be elected as director. Votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.

                                   PROPOSAL 2
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors has selected Ernst & Young LLP, independent auditors ("Ernst & Young"), to audit the financial statements of the Company for the fiscal year ending December 31, 1997. Ernst & Young has audited the Company's financial statements since inception of the Company. If the stockholders do not ratify the appointment of Ernst & Young, the selection of independent auditors will be reconsidered by the Board of Directors.

Representatives of Ernst & Young are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

RECOMMENDATION

The Board of Directors has unanimously approved the appointment of Ernst & Young as the Company's independent auditors for fiscal 1997 and recommends that the stockholders vote "FOR" this proposal.

VOTE REQUIRED

Ratification of the selection of auditors requires the affirmative vote of a majority of the shares represented and voting at the Annual Meeting.

                                OTHER INFORMATION

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

The Company became subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Company's officers, directors and persons who own 10% or more of a registered class of the Company's equity securities ("10% Stockholders") became subject to the filing requirements of Section 16(a) of the Exchange Act, on December 14, 1996. Such officers, directors and 10% Stockholders are also required by the Securities and Exchange Commission ("SEC") rules to furnish the Company with copies of Section 16(a) forms that they file. Based solely on a review of such forms received by it, the Company believes that, during the fiscal year ended December 31, 1996, all Section 16(a) filing requirements applicable to its officers, directors and 10% Stockholders were satisfied, except that each of such officers, directors and 10% Stockholders failed to file an initial report on Form 3 on a timely basis.

DIRECTORS' COMPENSATION; GRANT OF OPTIONS TO DIRECTORS

Directors of the Company receive reimbursement of expenses for attending meetings of the Board of Directors. In April 1996, Lee H. Stein, Tawfiq N. Khoury and Jon M. Rubin received fully-vested stock options to purchase 475,000, 100,000 and 90,000 shares of the Company's Common Stock, respectively, and an affiliate of Mr. Rubin's, received an option to purchase 135,000 shares of Common Stock; each such option has an exercise price of $6.30 per share. Directors are also eligible to receive stock option grants under the Company's 1995 Stock Plan. On October 8, 1996, each of the Company's non-employee directors was granted a fully vested option to purchase 5,000 shares of the Company's Common Stock at an exercise price of $10.50 per share. In October 1996, the Board determined that, in the future, non-employee directors shall receive a fully vested option to purchase 5,000 shares of the Company's Common Stock upon such director's election to the Board (the "Initial Grant") and a fully vested option to purchase 2,000 shares of the Company's Common Stock immediately following each of the Company's annual meetings of stockholders (the "Annual Grant"). Initial Grants and Annual Grants shall be made under the Company's 1995 Stock Plan. Scott A. Loftesness received an Initial Grant of a fully vested option to purchase 5,000 shares of the Company's Common Stock at an exercise price of $10.50 per share upon joining the Board in November 25, 1996. Each of the Company's current non-employee directors is eligible to receive Annual Grants, commencing on the date of the Annual Meeting.

Messrs. McKinley, Loftesness and Epstein have notified the Company that they hold the aforementioned options for the benefit of their respective employers, GE Capital, First Data and Sybase, respectively.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding compensation paid by the Company for services rendered during the fiscal year ended December 31, 1996, to the Chief Executive Officer of the Company and to each of the four other most highly compensated executive officers of the Company:

                           SUMMARY COMPENSATION TABLE

                                                            ANNUAL          LONG-TERM          OTHER
                                                       COMPENSATION (1)    COMPENSATION     COMPENSATION
                                                       ----------------    -------------    ------------
                                                                             SECURITIES
                                                                             UNDERLYING
                                                                              OPTIONS
NAME AND PRINCIPAL POSITION                    YEAR       SALARY($)        (# OF SHARES)
---------------------------                    ----    ----------------    -------------
Lee H. Stein ...............................   1996     $240,000(2)          725,000           $  --
  Chairman and Chief Executive Officer         1995          --                 --                --
                                               1994          --                 --                --

Michael D. Schauer .........................   1996      260,626(3)          225,000            97,554(4)
  President of Financial Services

Nathaniel S. Borenstein ....................   1996      224,000(5)          114,500              --
  Chief Scientist                              1995      130,000              16,700              --
                                               1994       95,000             222,225              --

Marshall T. Rose ...........................   1996      188,750(6)          100,000              --
  Technical Advisor to the Chairman            1995       39,241               4,555              --
                                               1994       33,742                --                --

John M. Stachowiak .........................   1996      164,447(7)           25,000              --
  Vice President, Finance and
  Administration and Chief Financial Officer

----------
(1) The annual compensation rates as of December 31, 1996 for Mr. Stein, Mr. Schauer, Dr. Borenstein, Dr. Rose, and Mr. Stachowiak were: $240,000, $275,000, $200,000, $200,000, and $200,000, respectively.

(2) Mr. Stein first received a salary on January 1, 1996 with 50% of his compensation deferred. Mr. Stein's deferred wages were paid out in the first quarter of 1997. The deferred amount accrued interest at an annual rate of 7.0%.

(3) Includes deferred bonuses paid out in the first quarter of 1997. Mr. Schauer joined the Company in September 1996.

(4) Consists of relocation expenses reimbursed by the Company.

(5) Includes deferred bonuses paid out in the first quarter of 1997.

(6) Includes $88,750 in consulting fees. Dr. Rose served as a consultant to the Company until July 1996 when he joined the Company as an employee.

(7) Includes $117,000.00 in consulting fees and $7,863.78 in reimbursable living expenses. Mr. Stachowiak joined the company as an employee in October 1996.

                        OPTION GRANTS IN FISCAL YEAR 1996

The following table sets forth further information regarding the option grants during 1996 to each of the Named Executive Officers. In accordance with the rules of the SEC, the table sets forth hypothetical gains or "option spreads" that would exist for the options at the end of their ten-year terms.

                                INDIVIDUAL GRANTS

                          NUMBER OF
                            SHARES      PERCENT OF   PRICE                   POTENTIAL REALIZABLE VALUE AT
                          UNDERLYING      TOTAL       PER                       ASSUMED ANNUAL RATES OF
                           OPTIONS       OPTIONS     SHARE    EXPIRATION     STOCK PRICE APPRECIATION FOR
                           GRANTED       GRANTED    (1)($)       DATE              OPTION TERM (2)($)
                          --------------------------------------------------------------------------------
                                                                                   5%              10%
                                                                               ----------       ----------
Lee H. Stein                475,000        20.42%   $ 6.30      4/11/06        $        0       $        0
Lee H. Stein                250,000        10.75      1.00      4/11/06           157,224          398,436
Michael D. Schauer          225,000         9.67     10.50      8/12/06         1,485,764        3,765,217
John M. Stachowiak          100,000         4.30     10.50      8/12/06           660,339        1,673,430
John M. Stachowiak           25,000         1.07     10.50     10/14/06           165,085          418,357
Marshall T. Rose            100,000         4.30      6.30      4/11/06                 0                0
Nathaniel S. Borenstein     100,000         4.30      6.30      4/11/06                 0                0
Nathaniel S. Borenstein      14,500         0.62      0.32      1/15/06             2,918            7,395

(1) All options were granted at the fair market value except for the $6.30 option grants to Messrs. Stein, Borenstein and Rose, which were granted at a time when the fair market value of the Common Stock was $1.00.

(2) This column shows the hypothetical gains or option spreads of the option granted based on assumed annual compound stock appreciation rates of 5% and 10% over the full ten-year term of the option The assumed rates of appreciation are mandated by the rules of the SEC and do not represent the Company's estimate or projection of future Common Stock prices.


AGGREGATE STOCK OPTION EXERCISES IN FISCAL 1996 AND FISCAL YEAR-END VALUES

The following table sets forth information regarding the number and value of exercisable and unexercisable options held at December 31, 1996 by the Named Executive Officers.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED            IN-THE-MONEY
                                                              OPTIONS AT                    OPTIONS AT
                                                           DECEMBER 31, 1996            DECEMBER 31, 1996
                            SHARES            VALUE      ----------------------     ---------------------------
                          ACQUIRED ON        REALIZED      EXER-       UNEXER-       EXER-
                         EXERCISE (#)        ($) (1)      CISABLE      CISABLE      CISABLE      UNEXERCISABLE
                         ------------        --------     -------      -------     ----------    -------------
Lee H. Stein                  --              $     0     573,958      151,042     $2,074,164      $1,208,336
Nathaniel S. Borenstein     10,250             91,840     238,644      104,531      2,135,459         309,329
Michael D. Schauer            --                    0      50,000      175,000           --              --
Marshall T. Rose              --                    0       3,414      101,137         30,703         280,188
John M. Stachowiak


----------
(1) Represents the difference between the exercise price of the options and the closing price of the Company's Common Stock as reported on the Nasdaq National Market on December 31, 1996.

BENEFIT PLANS

1995 Stock Plan

The 1995 Stock Plan of the Company provides for the grant of stock options to employees, officers, directors and consultants of the Company and any subsidiaries. Under the 1995 Stock Plan, the Company may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code and options not intended to qualify as incentive stock options. Incentive stock options may only be granted to employees of the Company and any subsidiaries. Under the 1995 Stock Plan, 3,000,000 shares of Common Stock have been reserved for issuance upon exercise of granted options, of which 2,743,170 shares of Common Stock were subject to outstanding options as of December 31, 1996.

The 1995 Stock Plan is administered by the Board of Directors or a committee thereof. Subject to the provisions of the 1995 Stock Plan, the Board or committee has the authority to select the persons to whom awards are granted and determine the terms of each award, including (i) the number of shares of Common Stock covered by the award, (ii) when the award becomes exercisable subject to certain limitations, (iii) the exercise price of the award and (iv) the duration of the option (which may not exceed ten years and five years in the case of incentive options granted to stockholders who hold more than ten percent of the Company's capital stock). Generally, 25% of shares subject to an option vest at the end of the first year and 1/48 of the shares subject to such option vest each month thereafter. Generally, options must be exercised upon the earlier of
(i) 90 days after the termination of the

Optionee's employment or (ii) ten years. All options are non-transferable other than by will or the laws of descent and distribution.

The 1995 Stock Plan provides that in the event of a merger of the Company with or into another corporation, the options may be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of such successor corporation. If the options are not so assumed or substituted for, the options shall automatically become fully vested and exercisable. In the event of a proposed dissolution or liquidation of the Company, unexercised options shall terminate immediately prior to the consummation of such dissolution or liquidation.

Employee Stock Purchase Plan

The Company's Employee Stock Purchase Plan (the "Purchase Plan") provides for the purchase by eligible employees of shares of the Company's Common Stock. A total of 100,000 shares of Common Stock have been reserved for issuance under the Purchase Plan. The Purchase Plan, which is intended to qualify under Section 423 of the Code, is administered by the Compensation Committee of the Board of Directors. Employees (including officers and employee directors) of the Company or any subsidiary of the Company designated by the Board for participation in the Purchase Plan are eligible to participate in the Purchase Plan if they are customarily employed for more than 20 hours per week and more than five months per calendar year. The Purchase Plan is implemented during concurrent 24 month offering periods each of which will initially be divided into four consecutive 6-month purchase periods, subject to change by the Board of Directors. Offering periods generally begin in January and July of each year. The Purchase Plan terminates on the earliest of (i) the last business day of December 2006, (ii) the date on which all shares available for issuance have been sold, or (iii) the date on which all purchase rights are exercised in connection with an acquisition or change in control of the Company. The Company has not yet offered or sold shares of Common Stock to employees pursuant to the Purchase Plan. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 20% of an employee's compensation during a purchase period. Shares are purchased on the last day of each purchase period. The price at which stock may be purchased under the Purchase Plan is equal to 85% of the lower of the fair market value of the Company's Common Stock on the first day of the offering period or the last day of the purchase period. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company. In addition, participants generally may not purchase stock having a value greater than $25,000 in any calendar year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company's Compensation Committee was formed in January 1996 to review and approve the compensation and benefits for the Company's executive officers, administer the 1995 Stock Plan and the Purchase Plan and make recommendations to the Board of Directors regarding such matters. The committee is currently composed of Ms. Patsley, Mr. Khoury and Mr. Rubin. Ms. Patsley serves as President and Chief Executive Officer of First USA Paymentech, a beneficial owner of more than 5% of the Company's capital stock. Mr. Rubin is President of NCCC, a holder of more than 5% of the Company's capital stock. See "Share Ownership by Principal Stockholders and Management." For a description of certain transactions involving the Company and NCCC, Mr. Khoury and a corporate affiliate of First USA Paymentech, see "Certain Transactions." No interlocking relationship exists between the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.


                      REPORT OF THE COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

COMPENSATION COMMITTEE REPORT

The following report is submitted by the Compensation Committee. Each member of the Compensation Committee is a non-employee director. The Compensation Committee is responsible for establishing the direction for the Company's executive compensation strategy. Underlying the Compensation Committee's decisions is the firm belief that the actions of the Company's executive officers directly impact the short-term and long-term performance of the Company, and such officers should be rewarded in a manner consistent with the Company's financial and non-financial results.

EXECUTIVE COMPENSATION PHILOSOPHY

The Company's executive compensation program has been designed to provide competitive levels of compensation that are linked to the performance of the Company, recognize achievement of annual and long-term goals, reward above target performance, and help attract and retain qualified executives. Consistent with this philosophy, the executive compensation program provides annual cash compensation through base salary and in some cases an annual performance or incentive bonus, and a long-term incentive component through stock options. The program supports a performance-oriented environment by providing incentive compensation that changes in a consistent and measurable way with both the financial performance of the Company and management performance in support of strategic objectives.

The Compensation Committee determines annual salaries, bonuses and long-term incentives for senior executive officers. Salaries are based primarily on experience, responsibility and individual performance in achieving an enhancement in stockholder value. Equity-based compensation is oriented toward the achievement of increasing stockholder value over the long term and is determined pursuant to the 1995 Stock Plan.

BASE SALARY

The Compensation Committee establishes base salaries each year at a level intended to be competitive with comparable companies. In addition to the competitive market range, many factors are considered in determining actual base salaries, including the duties and responsibilities assumed by the executive, the scope of the executive's position, length of service, individual performance, internal equity considerations and special expertise beneficial to the Company. The Compensation Committee also reviews relevant financial results and the success of the management team in areas of performance that are not easily captured through accounting measures, such as business strategies and introductions of new products and services.

ANNUAL ASSESSMENT OF EXECUTIVE OFFICERS

The Compensation Committee makes an assessment of performance of each executive officer on an annual basis by considering such factors as the economic environment, performance comparisons against competitors, the balance between short- and long-term objectives and the stability of the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

Mr. Stein served as Chief Executive Officer without pay in 1994. He first received a salary as of January 1, 1996 and entered into an employment agreement on October 18, 1996. During fiscal 1996, Mr. Stein, earned $240,000 of which $120,000 was deferred through 1996 and then paid in the first quarter of 1997, plus interest at an annual rate of 7%. The Compensation Committee's approach to establishing Mr. Stein's compensation is to be competitive with comparable companies and to have a significant portion of his compensation depend on the achievement of financial and non-financial performance criteria. All compensation actions relating to Mr. Stein are subject to the approval of the Board of Directors.

OTHER EXECUTIVE OFFICER COMPENSATION

All other executive officers were first employed in 1996, except for the Company's Chief Scientist, Nathaniel S. Borenstein. Marshall T. Rose, who has worked with the Company since it was founded, was an outside consultant to the Company until July 1996, when he joined the Company as an employee. As such, Dr. Borenstein was the only officer eligible to receive a salary increase during 1996 and he received a 66% increase in salary from $120,000 to $200,000 during that year.

CONCLUSION

The Compensation Committee believes the mix of market-based salaries and the potential for equity-based rewards for long-term performance represents an appropriate balance of total compensation. This balanced executive compensation program provides a competitive and motivational compensation package to the executive officer team required to produce the results the

Company strives to achieve in the future. The Compensation Committee further believes that the executive compensation program is designed to enhance shareholder value by attracting and retaining experienced management in light of the Company's resources and its needs in operating its business.

                                             Compensation Committee

                                             Pamela H. Patsley
                                             Tawfiq N. Khoury
                                             Jon M. Rubin

CERTAIN TRANSACTIONS

Securities Issuances.

On May 22, 1995, the Company sold 275,756 shares of Series A Preferred Stock to each Sybase, and to Unterberg Harris Interactive Media L.P. for an aggregate purchase price of $485,320 for each investor. The Company agreed to redeem the shares purchased by Sybase at cost in the event the Company chooses not to use the Sybase database platform. Such redemption right remained in effect until such time as the shares purchased by Sybase were converted into Common Stock, which occurred in connection with the closing of the Company's initial public offering ("IPO"), on December 13, 1996. Robert S. Epstein, a director of the Company, is a director and an Executive Vice President of Sybase.

On December 22, 1995, the Company entered into a Series B Preferred Stock Purchase Agreement (the "Series B Agreement") with First USA Merchant Services, pursuant to which the Company sold to First USA Merchant Services 783,945 shares of its Series B Preferred Stock for an aggregate purchase price of $2.5 million. In connection with the financing, the Company also issued to First USA Merchant Services a warrant to purchase up to 852,272 shares of its Series A Preferred Stock for $1.76 per share (the "Series A Warrant") and up to 940,734 shares of its Series B Preferred Stock at $3.189 per share (the "Series B Warrant"). Pamela H. Patsley, a director of the Company, is the President and Chief Executive Officer of First USA Merchant Services. In addition, First USA Merchant Services received a warrant (the "Incentive Warrant") to purchase a number of shares of the Company's Common Stock equal to up to four percent of the Company's outstanding capital stock as of the date of exercise, which warrant was exercisable only in the event that First USA Merchant Services induced certain of its merchant customers to establish Internet sites employing the First Virtual Internet Payment System. The Incentive Warrant expired upon the closing of the Company's IPO without exercise.

In connection with First USA Merchant Services' investment in the Company, First Virtual, First USA Merchant Services and certain stockholders of the Company entered into an Acquisition Option Agreement dated December 22, 1995 (the "Acquisition Option Agreement"), pursuant to which First USA Merchant Services received the right to purchase all, but not less than all, outstanding shares of the Company's capital stock held by such stockholders in exchange for shares of Common Stock of First USA Merchant Services in connection with First USA Merchant Services' initial public offering, subject to certain minimum valuation thresholds. The Acquisition Option Agreement further provided for the exchange of options, warrants and other rights to purchase shares of capital stock of the Company for equivalent rights with respect to shares of capital stock of First USA Merchant Services, in the event First USA Merchant Services chose to exercise its acquisition right pursuant to the Acquisition Option Agreement. The Company and First USA Merchant Services entered into an agreement terminating First USA Merchant Services' rights pursuant to the Acquisition Option Agreement on October 21, 1996.

On March 31, 1996, the Company and First USA Merchant Services entered into an amendment to the Series B Agreement, pursuant to which (i) First USA Merchant Services purchased 465,000 shares of Series B Preferred Stock for an aggregate purchase price of $1.5 million upon partial exercise of the Series B Warrant,
(ii) the Series A Warrant and the unexercised portion of the Series B Warrant were canceled, and (iii) in consideration for a cash payment of $3.0 million, the Company issued to First USA Merchant Services warrants (the "New Warrants") to purchase up to 852,272 shares of Series A Preferred Stock and up to 475,734 shares of Series B Preferred Stock at an exercise price of $0.01 per share. The New Warrants expire in March 2001, and now relate solely to the Company's Common Stock.

On July 3, 1996, the Company and GE Capital entered into a Securities Purchase Agreement, pursuant to which GE Capital purchased 130,952 shares of the Company's Series C Preferred Stock and 107,144 shares of the Company's Common Stock for an aggregate purchase price of $2.5 million. GE Capital also received a warrant to purchase an additional $500,000 of Common Stock of the Company at $15.00 per share. In connection with the financing, GE Capital agreed that, for a period ending two years following the IPO GE Capital would (i) take such actions as may be required so that all shares of Common Stock owned by it would be voted for the Company's nominees to the Board of Directors and (ii) refrain from soliciting proxies or participating in any election contest relating to the election of directors of the Company. The Company and GE Capital also entered into a letter agreement providing that the parties shall explore ways in which they can cooperate with respect to joint marketing and market development activities. To date, the Company and GE Capital have not agreed to undertake any joint marketing or market development activities, and there can be no assurance that any such activities will ever be undertaken or, if undertaken, will be of benefit to the Company. John A. McKinley, a director of the Company, is Chief Technology and Information Officer of GE Capital.

On August 26, 1996, the Company and First Data entered into a Securities Purchase Agreement, pursuant to which First Data purchased 200,000 shares of the Company's Series D Preferred Stock at a price of $15.00 per share for an aggregate purchase price of $3.0 million. First Data also received a warrant (the "First Data Warrant") to purchase up to an additional 1,500,000 shares of the Common Stock of the Company at an exercise price ranging from $2.23 to $5.00 per share of Common Stock. The right to exercise the First Data Warrant and the exercise price are conditioned upon First Data securing the registration of a certain number of VirtualPINs(sm). In connection with the financing, First Data agreed that, for a period ending two years following the IPO on December 13, 1996, First Data would (i) take such actions as may be required so that all shares of Common Stock owned by it would be voted for the Company's nominees to the Board of Directors and (ii) refrain from soliciting proxies or participating in any election contest relating to the election of directors of the Company. In connection with the financing, the Company and First Data also entered into a Marketing Agreement dated August 26, 1996 (the "Marketing Agreement") providing that First Data shall develop a plan to encourage credit card issuers affiliated with First Data to offer VirtualPIN accounts to their cardholders. The Marketing Agreement provides for a minimum expenditure by First Data of $1,000,000 during 1997 in support of such plan; provided that in the event that First Data fails to expend such sum, it shall only be obligated to reimburse the Company for 50% of the deficiency in its expenditures. The Marketing Agreement provides that the Company and First Virtual shall negotiate an agreement for joint development of a "digital currency" payment system, that First Data shall be the sole credit provider with respect to any such digital currency payment system, and that the interest float generated by such payment system shall be shared in equal parts by the Company and First Data. In addition, the Marketing Agreement contemplates that First Data present to the Company a plan for assuming all of the Company's foreign exchange settlement transactions as long as First Data is able to do so on commercially reasonable terms or until December 1999, whichever occurs first. Neither First Data nor the Company is under any obligation to enter into any definitive commitment with respect to marketing activities, development of a digital currency payment system or implementation of a foreign exchange settlement system, and there can be no assurance that any such efforts will be undertaken or, if undertaken, will be of benefit to the Company. Scott A. Loftesness, a director of the Company, is Group Executive of First Data Merchant Systems, a subsidiary of First Data.

The Company and First Data agreed to an amendment to the First Data Warrant in March 1997. Pursuant to such amendment, the deadlines for First Data securing registration of VirtualPINs (on which the exercisability of First Data Warrant is contingent) were altered, and the range of exercise prices for the First Data Warrant was reduced to $1.50 to $4.50 per share. The Company and First Data in March 1997 also entered into a VirtualPIN License Agreement, pursuant to which First Data licensed from the Company 350,000 VirtualPINs, which First Data is permitted to relicense to consumers. The Company received $700,000 in license fees from First Data.

Loans from Affiliates.

Between the Company's inception and June 30, 1996, the Company borrowed a total of $400,000 from a trust affiliated with Tawfiq N. Khoury, a director of the Company (the "Khoury Trust"), and issued promissory notes (the "Khoury Trust Notes") with such aggregate principal amount to the Khoury Trust. Between the Company's inception and June 30, 1996, the Company also borrowed an aggregate of $800,000 from NCCC. The Company issued promissory notes with such an aggregate principal amount to NCCC (the "NCCC Notes"). The Khoury Trust Notes and the NCCC Notes bear an annual interest rate of 8% and were due and payable on June 1, 1999. On May 18, 1995, all outstanding Khoury Trust Notes and NCCC Notes were canceled in consideration for the issuance to the holders thereof of new promissory notes (the "New Notes"), which accrue interest at an annualized rate of 8% and are due and payable upon the earlier to occur of (i) January 31, 1998 or (ii) the closing of an underwritten public offering (other than the IPO) of shares of the Company's Common Stock. As of December 31, 1996, total principal and interest outstanding on the New Notes was approximately $1.4 million.

Services Agreements.

Since September 12, 1994, First USA Merchant Services has provided credit card transaction acquisition services to the Company pursuant to a Merchant Credit Card Agreement between the Company and First USA Merchant Services dated as of that date. The Company paid First USA Merchant Services $124,000 for the year ended December 31, 1996 pursuant to this agreement.

In addition, pursuant to a Shareholder Rights Agreement dated December 22, 1995 (the "Shareholder Rights Agreement") among the Company and certain of its stockholders, including First USA Merchant Services, the Company agreed, for a period of four years, not to enter into an agreement with, or otherwise utilize, a payment card transaction acquirer other than First USA Merchant Services for provision of payment processing services that First USA Merchant Services is willing and capable of providing at a commercially reasonable price (the "Processing Right"). In August 1996, in connection with the amendment and restatement of the Shareholder Rights Agreement, the Company entered into an agreement with First USA Merchant Services for the waiver of the Processing Right. In exchange for such waiver, the Company agreed to pay First USA Merchant Services facility fees totaling $500,000 and transaction surcharges of no less than $500,000 during the forty-month period beginning September 1, 1996, depending upon the number of transactions processed through merchant acquirers other than First USA Merchant Services. The Company incurred a charge of $1.0 million in connection with such fees and surcharges in the year ended December 31, 1996, with the Company paying $123,622 pursuant to the agreement through December 31, 1996.

In June 1996, the Company signed a Facilities Agreement with First USA Paymentech wherein First USA Paymentech agreed to lease space for computer servers used to operate FVIPS.

In August 1996, the Company entered into a consulting agreement with Sybase pursuant to which Sybase agreed to provide the Company with supplementary staffing for a period of approximately six months for fees of approximately $900,000.

The Company believes that the payments for services provided by Sybase, First USA Merchant Services and NCCC were no less favorable to the Company than would be charged for similar services by unrelated third parties. Any future transaction between the Company and its executive officers, directors and their affiliates will be on terms no less favorable to the Company than can be obtained from unaffiliated third parties, and any material transactions with such persons will be approved by a majority of the disinterested members of the Board of Directors.

Options Grants to Affiliates.

On April 11, 1996, certain officers, directors and other affiliates of the Company were granted options to purchase shares of Common Stock of the Company at an exercise price of $6.30 per share. Each such option has a term of ten years. The persons receiving such option grants, and the number of shares subject to each grant, were as follows: Lee H. Stein (475,000 shares), Tawfiq N. Khoury (100,000 shares), Nathaniel S. Borenstein, (100,000 shares), Marshall T. Rose, (100,000 shares), Jon M. Rubin (90,000 shares) and NCCC (135,000 shares). The options granted to Messrs. Stein, Khoury and Rubin and to NCCC were fully exercisable as of the date of grant; the options granted to Drs. Borenstein and Rose become fully exercisable June 30, 1998 contingent on continued employment with the Company.

INDEMNIFICATION AGREEMENTS

The Company has entered into indemnification agreements with each of its directors and executive officers. Such agreements require the Company to indemnify such individuals to the fullest extent permitted by law.


                                  OTHER MATTERS

The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting.

                                          THE BOARD OF DIRECTORS

Dated: April 30, 1997

           THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           -----------------------------------------------------------


                       FIRST VIRTUAL HOLDINGS INCORPORATED
        PROXY FOR 1997 ANNUAL MEETING OF STOCKHOLDERS -- JUNE 20TH, 1997

     The undersigned stockholder of First Virtual Holdings Incorporated (the "Company") hereby revokes all previous proxies and appoints Lee H. Stein and Philip H. Bane or either of them, with full power of substitution, Proxies and Attorneys-in-Fact, on behalf of and in the name of the undersigned, to vote and otherwise represent all of the shares registered in the name of the undersigned at the 1997 Annual Meeting of Stockholders of the Company to be held on June 20th, 1997, at the Scripps Memorial Hospital, The Schaetzel Center, located at 9890 Genessee Avenue, La Jolla, California, 92037 or any adjournment thereof, with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner:

1. Election of three Class I directors to serve for three-year terms expiring in 2000 or until successors are elected and qualified.

         / /  FOR all the nominees.

              To withhold authority to vote for any nominee, strike such nominee's name below:

              LEE H. STEIN, PAMELA H. PATSLEY, SCOTT A. LOFTESNESS

         / /  WITHHOLD authority to vote for all nominees.

2. To ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 1997.

                 / / FOR        / / AGAINST        / / WITHHOLD

                                    (Continued and to be signed on reverse side)

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE ABOVE PROPOSALS, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXYHOLDERS DEEM ADVISABLE.

                                        Dated                           , 199
                                              --------------------------     ---

                                        ----------------------------------------
                                                        Signature

                                        ----------------------------------------
                                                        Signature

                                        I Plan to attend the meeting: / /

(This proxy should be marked, dated, and signed by each stockholder exactly as such stockholder's name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. If shares are held by joint tenants or as community property, both holders should sign.)

   TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND
             DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.